STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of the 22nd day of October, 2026 (the “Effective Date”), by and between Outdoor Specialty Products, Inc., a Nevada corporation (“ODRS,” the “Company,” or the “Issuer”), and Quantum Qualified Opportunity Fund, LLC, a Wyoming limited liability company (“QQOF” or the “Purchaser”). ODRS and QQOF may each be referred to as a “Party” and collectively as the “Parties.”

Definitive Agreement. Upon execution by the Parties, this Agreement, the exhibits hereto, and the Certificate of Designation, which have been approved by the Parties, shall constitute the definitive agreements governing the transactions contemplated herein. The Parties do not contemplate or require a separate subsequent agreement to serve as the definitive transaction agreement. All schedules, exhibits, certificates, resolutions, registration-rights documentation, transition agreement, or other ancillary documents required to implement the transactions shall supplement and implement this Agreement and shall not replace it as the definitive agreement between the Parties.

RECITALS

WHEREAS, ODRS is a publicly traded SEC-reporting Nevada corporation whose common stock is quoted on the OTC Markets OTCID under the symbol ODRS;

WHEREAS, immediately prior to the transactions contemplated by this Agreement, ODRS has 5,284,318 shares of common stock issued and outstanding, of which Kirk Blosch and Maven Strategic Partners, Inc. (“collectively, the “Founding Shareholders”) hold 5,000,000 shares and the existing public float consists of 284,318 shares (including 10,000 shares held by Ed Bailey, the beneficial owner of the shares held by Maven Strategic Partners, Inc., that were purchased in a private placement);

WHEREAS, concurrently with the Closing, the Founding Shareholders shall exchange an aggregate of 4,000,000 of the common shares held by them for 100 shares of newly authorized and issued shares of Series A Preferred Stock (the “Series A Preferred Stock”), after which the Founding Shareholders shall retain an aggregate of 1,000,000 common shares and 100 shares of Series A Preferred Stock, and the 284,318 existing public-float shares (which includes 10,000 shares held by Ed Bailey) shall remain outstanding;

WHEREAS, at Closing, QQOF shall purchase from ODRS, and ODRS shall sell to the QQOF, 24,402,042 newly issued common shares, so that following Closing QQOF holds approximately ninety-five percent (95%) of the issued and outstanding common stock and the current shareholders of ODRS hold 1,284,318 shares of common stock or approximately five percent (5%) of the issued and outstanding shares of common stock, and the Founding Shareholders shall hold 100 shares, or 100% of the Series A Preferred Stock;

WHEREAS, the Founding Shareholders shall exchange 4,000,000 common shares for the issuance by, ODRS of 100 shares of Series A Preferred Stock;

WHEREAS, the Parties have completed their respective due diligence and affirm that no outstanding due diligence issue remains to be resolved as a condition to Closing; and

WHEREAS, the Parties desire to complete the change of control of ODRS on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. PURCHASE AND SALE; ISSUANCE OF COMMON STOCK

1.1 Purchase. At Closing, Purchaser shall purchase from ODRS, and ODRS shall sell to Purchaser, 24,402,042 newly issued shares of ODRS common stock (the “Purchased Shares”) in consideration for the payment by Purchaser to ODRS of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000) (the “Investment Amount”).

1.2 Transfer Agent. Following receipt of the Investment Amount and satisfaction of the Closing conditions, ODRS shall instruct Colonial Stock Transfer, Inc., the Company's transfer agent, to issue the Purchased Shares to Purchaser in certificated or book-entry form as directed by Purchaser and in accordance with applicable securities laws, and to update the Company's shareholder records and capitalization schedule.

1.3 Final Capitalization. The final number of Purchased Shares shall be confirmed immediately before Closing using the Company's then-current capitalization, with the objective that the Purchaser holds approximately 95% and the 1,284,318 existing common shares represent approximately 5% of the issued and outstanding shares of Common Stock immediately after Closing, without giving effect to the Series A Preferred Stock. The current capitalization and the shares to be issued at Closing are set forth in Schedule I hereto, which shall be updated as necessary immediately prior to Closing.

2. FOUNDING SHAREHOLDER SHARE EXCHANGE

2.1 Exchange. Concurrently with Closing, the Founding Shareholders shall exchange 4,000,000 of the ODRS common shares held by them for 100 shares of Series A Preferred Stock, and the 4,000,000 shares of common stock shall be cancelled and returned to the status of authorized and unissued shares.

3. USE OF INVESTMENT PROCEEDS

3.1 Founding Shareholder Debt. At Closing, ODRS shall use a portion of the Investment Amount to pay and satisfy (i) the Third Amended and Restated Revolving Promissory Note Agreement, dated April 2, 2026, between ODRS and Kirk Blosch (the “Blosch Note”) in the maximum principal amount of $243,100 together with accrued and unpaid interest thereon through the date of payment, and (ii) the Third Amended and Restated Revolving Promissory Note Agreement, dated April 2, 2026, between ODRS and Ed Bailey (the “Bailey Note”) in the maximum principal amount of $42,900 together with accrued and unpaid interest thereon through the date of payment. Schedule I hereto shows the amounts required to pay and satisfy such note agreements in full as of June 30, 2026, which figures shall be updated as necessary to show the required pay-off amounts on the Closing Date.

3.2 Transaction Expenses. Approved transaction, legal, accounting, audit, filing, and Closing expenses shall be paid from the Investment Amount in accordance with this Agreement and the Expense Reimbursement Agreement between the Parties, dated June 18, 2026.

3.3 Working Capital. After payment of the Founding Shareholders’ revolving promissory note agreements and approved transaction expenses, the remaining Investment Amount shall remain in ODRS as working capital for the operating business.

3.4 Year-End Audit. QQOF has made a nonrefundable payment to ODRS in the amount of $16,000 pursuant to ODRS Invoice #104, dated September 18, 2026. ODRS has utilized such funds to pay OTC Markets the OTC Markets annual fee in the amount of $8,040 and to pay MAC Accounting Group & CPAs, LLP a retainer for the September 30, 2026 year-end audit in the amount of $5,000, and has retained the balance in its operating account. At Closing, the $16,000 payment shall be credited to the Investment Amount. If for any reason Closing does not occur, the $16,000 payment shall be forfeited by QQOF and ODRS shall have no obligation to repay the same.

4. EXPENSE REIMBURSEMENT

The Parties acknowledge that they previously executed an Expense Reimbursement Agreement dated June 29, 2026 pursuant to which Purchaser made an initial $5,000 payment to ODRS. All funds paid to ODRS pursuant to that agreement are non-refundable and shall be used by ODRS to pay legal, accounting, due diligence, and other approved expenses incurred in connection with this transaction. Any portion of those funds remaining after payment of such transaction expenses shall remain in the ODRS bank account and shall be retained by ODRS. Amounts paid under the Expense Reimbursement Agreement are separate from, and shall not be credited against, reduce, offset, or otherwise apply toward, the Investment Amount or any other funds required to be paid by Purchaser under this Agreement. If for any reason Closing does not occur, any amounts paid by Purchaser under the Expense Reimbursement Agreement shall be forfeited by Purchaser and ODRS shall have no obligation to repay the same. A copy of the Expense Reimbursement Agreement is attached to this Agreement as Exhibit A.

5. CLOSING; FUNDING; ESCROW

5.1 Closing Date. Closing shall occur as soon as practicable following the execution of this Agreement, and in any event on or before October 23, 2026, unless the Parties agree in writing to another date (the “Closing Date”). Notwithstanding the foregoing, Purchaser may, at its option, extend the Closing Date to October 30, 2026 upon two days’ advance written notice to ODRS.

5.2 Electronic Closing. Closing may be completed electronically by exchange of signatures, transfer-agent instructions, certificates, resolutions, and other required Closing documents, and wire transfers of the Investment Amount.

5.3 Funding. The Investment Amount shall be paid and delivered in immediately available funds at Closing.

5.4 Closing Disbursements. At Closing, the Investment Amount shall be applied to (a) pay and satisfy the Blosch Note and the Bailey Note as provided herein; (b) approved transaction expenses; and (c) the balance to ODRS's operating account as working capital. Payment in full of the Blosch Note and the Bailey Note shall occur simultaneously with, and shall be a condition to, the Closing. The Investment Amount shall be paid to ODRS by three wire transfers from Purchaser as follows: (i) a wire transfer to the account of Kirk Blosch in the amount required to pay and satisfy the Blosch Note in full as set forth in Schedule I, (ii) a wire to the account of Ed Bailey in the amount required to pay and satisfy the Bailey Note in full as set forth in Schedule I, and (iii) a wire transfer to a bank account of ODRS on which the new officers of ODRS are signatories in an amount equal to $1,500,000 minus the amount paid to Kirk Blosch in (i) above, minus the amount paid to Ed Bailey in (ii) above, and minus the $16,000 paid by Purchaser to ODRS pursuant to ODRS Invoice #104. Upon confirmation of receipt of the above wire transfers, ODRS shall deliver irrevocable transfer instructions to Colonial Stock Transfer, its transfer agent and registrar, in the form attached hereto as Exhibit “B,” instructing it to issue certificates or book entries for the Purchased Shares to Purchaser, cancel 4,000,000 shares of common stock surrendered by the Founding Shareholders, and issue 100 shares of Series A Preferred Stock to the Founding Shareholders.

6. SERIES A PREFERRED STOCK; CONTINGENT CONSIDERATION

6.1 Issuance and Purpose. At Closing, the Founding Shareholders shall exchange 4,000,000 shares of ODRS common stock held by them for 100 shares of Series A Preferred Stock (the “Series A Preferred”), and the 4,000,000 shares of common stock shall be cancelled and returned to the status of authorized and unissued shares. The rights, privileges, and preferences of the Series A Preferred Stock are set forth in the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”), a copy of which is attached hereto as Exhibit “C” and incorporated herein by reference. The  Certificate of Designation shall be filed with the Nevada Secretary of State and become effective prior to Closing.

6.2 Series A Preferred Stock. As more particularly provided in the Certificate of Designation:

(a) The Series A Preferred Stock shall continue in effect for twenty-four (24) months following Closing, following which the issued and outstanding shares of Series A Preferred Stock shall be cancelled and returned to the status of authorized and unissued shares of Preferred Stock.

(b) During the 24-month period, whenever ODRS issues additional shares of common stock for any purpose, the Founding Shareholders shall be issued the number of additional common shares determined under the Certificate of Designation so that the agreed 5% position is maintained.

(c) The Founding Shareholders' 5% position shall be calculated including the 1,000,000 common shares retained by them at Closing, whether or not either Founding Shareholder later sells, transfers, gifts, or otherwise disposes of any of those retained shares. The issuance of shares calculation shall not be reduced by any such subsequent disposition.

(d) The agreed formula shall take into account the existing 284,318 public-float shares so that the aggregate position represented by the Founding Shareholder base position together with the existing public-float shares is treated as the agreed five percent (5.00%) position in accordance with the Certificate of Designation.

(e) The Founding Shareholders holdings shall remain separate and shall not be required to be maintained in a single trading or brokerage account. Their respective ownership shall continue to be separately reflected on the Company's shareholder and transfer-agent records.

(f) ODRS shall instruct its transfer agent to provide written notice to QQOF and each of the Founding Shareholders with the Company's then-current issued and outstanding common share count in connection with each issuance of common stock by ODRS and each issuance of common stock to the Founding Shareholders pursuant to the terms of the Series A Preferred Stock.

(g) In the event of any conflict between the Certificate of Designation and this Section 6, the Certificate of Designation shall be controlling.

(h) The provisions of this Section 6 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

7. COMMON SHARE RESTRICTIONS AND PROVISIONS

7.1 Restricted Period. For the first eighteen (18) months following Closing, the 1,000,000 shares of common stock retained by the Founding Shareholders and the Purchased Shares issued to Purchaser shall be subject to contractual selling restrictions.

7.2 General Standard. The restrictions shall generally follow the prohibition against short selling contemplated by Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) and a volume limitation based on the 10% owner or affiliate/control-person standard. Open-market sales during any three-month period shall be limited to the greater of (a) one percent (1%) of the Company's outstanding common shares or (b) the average weekly trading volume for the prior four weeks.

7.3 Transfers. The Founding Shareholders and Purchaser shall disclose any transfer, gift, or private sale during the 18-month restricted period so that the recipient remains subject to the same agreed contractual sales restrictions.

7.4 Expiration. After the first eighteen (18) months following Closing, neither the shares held by the Founding Shareholders nor the Purchased Shares shall be subject to any contractual restrictions under this Agreement.

8. MANAGEMENT, BOARD, AND TRANSITION

8.1 Change of Control. At Closing, (a) Kirk Blosch shall resign from each of his positions as President, Secretary, and Treasurer of the Company and the following persons shall be appointed as the new officers of the Company: Dennis M. Danzik as President; Craig Kitchen as Secretary, and Treasurer; (b) Dennis M. Danzik shall be appointed as a director of the Company and as the Executive Chairman of the Company’s Board of Directors (the “Board”); (c) Craig Kitchen, Anthony Ker, and Olivier Benloulou shall be appointed as directors of the Company effective after the Company’s compliance with Rule 14F-1 promulgated under the Exchange Act; and (d) Kirk Blosch shall resign from his position as a director of the Company effective after the Company’s compliance with Rule 14F-1.

8.2 Director Compensation. No director compensation shall be paid for the first six (6) months following Closing.

8.3 Kirk Blosch Consulting Agreement. Concurrently with Closing, ODRS shall enter into a consulting agreement with Kirk Blosch in the form attached hereto as Exhibit “D,” pursuant to which Mr. Blosch shall, subject to oversight by the Board,  manage the operation of ODRS’ fishing products business for a period of six months following Closing for compensation at the rate of $5,000 per month. Mr. Blosch shall also assist with various transition matters on an as needed basis. In the event of any conflict between the Consulting Agreement and this Section 8.3, the Consulting Agreement shall be controlling.

8.4 Indemnification Agreements. The Company shall enter into Indemnification Agreements with its current director in the form attached hereto as Exhibit E and with each of the persons to be appointed to serve as directors following the Closing in the form attached hereto as Exhibit F.  In the event the Company should purchase a policy or policies of director and officer liability insurance, such policy or policies shall include coverage for the Company’s current sole director and officer with tails coverage for not less than the one-year period prior to Closing. The provisions of this Section 8.4 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

9. CONTINUATION OF EXISTING BUSINESS OPERATIONS

Following Closing, the Company shall continue to operate its fishing products business. Kirk Blosch shall continue to manage and oversee the fishing products operations during the six-month transition period, subject to the authority and direction of the Company's Board of Directors following Closing.

10. AUDITORS; SECURITIES COUNSEL; SEC DISCLOSURE

10.1 Auditors. ODRS shall maintain its current outside accountant and auditors through completion of the September 30, 2026 year-end audit, subject to the direction of the new Board following Closing. Following Closing, the new Board shall engage and coordinate with the Company's outside accountant and auditors for that audit, and Kirk Blosch shall coordinate with the outside accountant and the auditors to assist in completing it.

10.2 Securities Counsel. The new management of ODRS shall engage new legal counsel to represent ODRS following Closing and to file any reports required to be filed on or after the Closing Date.

10.3 Form 8-K. Current management of ODRS shall cause ODRS to file a current report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”) containing the information required to be included in such report with regard to the execution of this Agreement (entry into a material agreement) within four business days following the execution of this Agreement. New management of ODRS shall cause ODRS to file a current report on Form 8-K with the SEC containing the information required to be included in such report with regard to the completion of the transactions contemplated by this Agreement (unregistered sales of equity securities, change in control of Registrant, election of directors, appointment of certain officers, etc.) within four business days following the Closing date. The form of the post Closing 8-K report and related disclosure shall be drafted by new counsel to the Company before Closing and approved by the incoming and outgoing Boards and reviewed/approved by the Company's auditors, for filing post-Closing in accordance with applicable SEC requirements. In addition, new management of ODRS shall cause ODRS to prepare and file with the SEC a report on Form D with regard to the transactions contemplated by this Agreement and to prepare and file any reports required by any state jurisdiction in connection therewith.

11. REPRESENTATIONS AND WARRANTIES OF ODRS

ODRS represents and warrants to Purchaser as of signing and Closing as follows:

11.1 Organization and Standing. ODRS is duly organized, validly existing, and in good standing under the laws of the State of Nevada and has corporate power and authority to conduct its business as presently conducted.

11.2 Authority. Subject to required Board approvals and corporate actions, ODRS has authority to enter into and perform this Agreement and to issue the Purchased Shares and Series A Preferred Stock contemplated hereby.

11.3 Capitalization. The capitalization information stated in the Recitals is accurate in all material respects as of the applicable date, subject to final transfer-agent confirmation at Closing.

11.4 No Undisclosed Equity Rights. Except as disclosed in writing to Purchaser or created by this transaction, ODRS has not knowingly issued outstanding options, warrants, convertible securities, or contractual rights to acquire ODRS common stock that are not reflected in the capitalization information supplied during due diligence.

11.5 SEC/OTC Reporting. ODRS has provided Purchaser access to its public reporting and due-diligence materials, and the Parties acknowledge completion of due diligence.

12. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to ODRS as of signing and Closing as follows:

12.1 Organization and Authority. Purchaser is duly organized, validly existing, and authorized to enter into and perform this Agreement.

12.2 Funds. Purchaser has, or at Closing will have, immediately available funds sufficient to fund the full $1,500,000 Investment Amount and its other obligations under this Agreement.

12.3 Authorization. The Agreement constitutes Purchaser’s valid and legally binding obligation, enforceable against Purchaser in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Purchaser represents that it has full power and authority to enter into the Agreement.

12.4 Purchase Entirely for Own Account.  Purchaser acknowledges that this Agreement is made with Purchaser in reliance upon the Purchaser’s representation to ODRS that the Purchased Shares are being acquired without a view to, or for resale in connection with, any distribution of such securities or any interest therein without registration or other compliance under the Securities Act of 1933, as amended (the “Securities Act”), and that the undersigned has no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking.

12.5 United States Person.  Purchaser is a United States person (as defined by Section 7701(a)(30) of the U.S. Code).

12.6 Disclosure of Information.  Purchaser acknowledges that it has reviewed the periodic reports filed by ODRS with the SEC through the Closing Date and has received any other information it considers necessary or appropriate for deciding whether to acquire the Purchased Shares and further represents that it has had an opportunity to ask questions and receive answers from ODRS regarding the business and financial condition of ODRS and the terms and conditions of this Agreement.

12.7 Investment Experience.  Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

12.8 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the SEC, as presently in effect.

12.9 Purchaser Information.  During the past five (5) years, neither Purchaser nor any executive officer, director, or promoter of Purchaser has been the subject of:

(a)a bankruptcy petition filed by or against any business of which the Purchaser or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Purchaser or any such other person from involvement in any type of business, securities, or banking activities; or

(d)a finding with respect to Purchaser by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission that Purchaser has violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

12.10 Restricted Securities.  Purchaser understands the Purchased Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from ODRS without registration in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances.  The Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

12.11 Restrictions on Transfer; Legends.  The undersigned acknowledges that the Purchased Shares must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration requirements is available; ODRS is under no obligation to register the Purchased Shares under the Securities Act except as may be expressly agreed to by it herein; ODRS’ registrar and transfer agent will maintain a stop transfer order against the registration of transfer of the Purchased Shares; and the certificates representing the Purchased Shares will bear  legends in substantially the following form so restricting the sale of such Securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE AVAILABLITY OF AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

The undersigned acknowledges that ODRS may refuse to register transfer of the Purchased Shares in the absence of compliance with rule 144 promulgated under the Securities Act unless Purchaser furnishes ODRS with an opinion of counsel reasonably acceptable to ODRS stating that the transfer is proper; further, unless such letter or opinion states that the Purchased Shares are free of any restrictions under the Securities Act, ODRS may refuse to transfer the Purchased Shares to any transferee who does not furnish in writing to ODRS the same representations and agree to the same conditions with respect to such Purchased Shares.  ODRS may also refuse to transfer the Securities if any circumstances are present reasonably indicating that the transferee’s representations are not accurate.

12.12 No Broker. Purchaser has not taken any action that would create an undisclosed brokerage commission, finder's fee, or similar claim against ODRS in connection with this transaction.

12.13 No Representation Regarding Tax Treatment.  No representation or warranty is being made by ODRS to the Purchaser regarding the treatment of this transaction for federal or state income taxation. Purchaser has relied exclusively on its own legal, accounting, and other tax advisers regarding the treatment of this transaction for federal and state income tax purposes.

12.14 Not an Investment Company. Purchaser is not an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

13. CONDITIONS TO CLOSING

The Parties' obligations to close are subject to satisfaction or written waiver, as applicable, of the following conditions:

•Execution and delivery of this Agreement and all required corporate resolutions.

•Delivery and clearance of the $1,500,000 Investment Amount in accordance with the agreed funding procedure.

•Cancellation of the Founding Shareholders' aggregate 4,000,000 common shares.

•Transfer-agent confirmation of the final capitalization and issuance instructions for the Purchased Shares and the Series A Preferred Stock.

•Payment in full of the Blosch Note and the Bailey Note.

•Board approval of the Series A Preferred and final Certificate of Designation, with filing mechanics completed as required by Nevada law.

•Appointment/engagement of new SEC securities counsel effective at Closing.

•Preparation of the Change of Control Form 8-K for post-Closing filing.

•Delivery of director/officer resignations, appointments, and Board resolutions necessary to implement the Change of Control.

14. CLOSING DELIVERABLES

14.1 ODRS Deliverables. At Closing, ODRS shall deliver or cause to be delivered: Board resolutions; transfer-agent instructions; evidence of the 4,000,000-share cancellation; the final capitalization schedule; Series A issuance documentation; outgoing director/officer resignations as applicable; and other agreed corporate Closing documents.

14.2 Purchaser Deliverables. At Closing, Purchaser shall deliver or cause to be delivered: the Investment Amount; final share-allocation instructions; incoming director/officer consents and information; purchaser representations/subscription documentation required by securities counsel; and other agreed Closing documents.

15. POST-CLOSING COVENANTS

15.1 Audit and Reporting Transition. The new Board and new SEC counsel shall promptly assume responsibility for SEC reporting and corporate governance following Closing, including required reports pertaining to events occurring prior to Closing, while Kirk Blosch assists with the September 30, 2026 audit and transition as provided herein.

15.2 Preferred Administration. During the 24-month period for the Series A Preferred Stock, ODRS shall, and shall cause its transfer agent to, maintain records sufficient to calculate and process Common stock issuance under the Certificate of Designation.

15.3 No Director Compensation. No director compensation shall be paid during the first six months after Closing.

16. SURVIVAL

16.1 Survival.  The representations, warranties, and covenants of the respective Parties shall survive the Closing and the consummation of the transactions herein contemplated for a period of one year from the Closing Date, unless otherwise provided herein.

17. TERMINATION; FAILURE TO CLOSE

If Closing has not taken place by the close of business on October 30, 2026, either Party may terminate this Agreement upon two (2) days advance written notice to the other Party in which event neither Party shall have any further obligation to the other Party hereunder and each Party shall bear its own costs and expenses incurred in connection with this Agreement and the proposed transaction, except that ODRS shall retain all funds paid to it by Purchaser under the Expense Reimbursement Agreement and Invoice #104.

18. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

Neither ODRS nor Purchaser will, nor will it permit any of its directors, officers, employees, agents, or representatives to, use for any purpose (other than evaluation of the transactions contemplated hereby) or disclose to any third parties, any “Confidential Information” regarding the other.  Confidential Information regarding ODRS and Purchaser, respectively, shall consist of information obtained directly or indirectly from it in connection with the transactions contemplated herein, but shall not include any part of such information that the receiving Party can show by clear and convincing evidence: (a) was already known to the receiving Party before receiving such information from the disclosing Party, (b) is or becomes known to the public or generally available to the public through no fault of the receiving Party, (c) is rightfully furnished to the receiving Party from a third Party who has not received, directly or indirectly, such information from the disclosing Party under an obligation of nondisclosure or nonuse, or (d) is independently developed by or for the receiving Party without use of Confidential Information received from the disclosing Party.  If this Agreement is terminated or the proposed transaction is not consummated for any reason, each of ODRS and Purchaser agrees to return or destroy all documents (including documents stored in electronic media) containing or reflecting the Confidential Information of the other Party.

Prior to Closing, neither Party shall issue a public announcement concerning this Agreement or the transactions contemplated hereby except as mutually agreed or as required by applicable law. Following Closing, public disclosure shall be coordinated through the Company's new SEC securities counsel and the required Form 8-K.

19. ENTIRE AGREEMENT; AMENDMENTS

This Agreement, together with its exhibits, schedules, the Expense Reimbursement Agreement, the Certificate of Designation, and any other definitive ancillary agreements executed by the Parties, constitute the entire agreement of the Parties concerning the subject matter hereof and supersede prior oral and written understandings to the extent they concern the same subject matter. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a written instrument signed by ODRS and the Purchaser.

20. GOVERNING LAW; VENUE; ATTORNEYS' FEES

This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts-of-law principles. The Parties submit to jurisdiction and venue in the applicable state or federal courts located in Nevada. In litigation arising from this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys' fees and costs in addition to other available relief.

21. SALES OF SECURITIES UNDER RULE 144.

(a)ODRS shall use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its non-affiliate shareholders can sell restricted securities that have been held for six months or more or such other restricted period as required by rule 144 as it is from time to time amended.

(b)Upon being informed in writing by any person holding restricted stock of ODRS as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), ODRS will certify in writing to such person that it is in compliance with rule 144 current public information requirement to enable such person to sell such person’s restricted stock under rule 144, as may be applicable under the circumstances.

(c)If any certificate representing any such restricted stock is presented to ODRS’s transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to ODRS and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, ODRS will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any related stop transfer order or restrictive legend.  The provisions of this Section 21 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

22. PIGGY BACK REGISTRATION RIGHTS.

In the event ODRS determines, including as required under any demand registration rights agreement, to register any shares of ODRS Common Stock or securities convertible into or exchangeable for ODRS Common Stock under the Securities Act on a form which is suitable for an offering for cash or shares of ODRS held by third parties and which is not a registration solely to implement an employee benefit plan, a registration statement on Form S-4 (or successor form), or a transaction to which Rule 145 or any other similar rule of the SEC is applicable, ODRS will promptly give written notice to Purchaser and to each of the Founding Shareholders of its intent to effect such a registration.  ODRS shall include all of the shares that the Purchaser and the Founding Shareholders request to be included in such registration by a written notice delivered to ODRS within fifteen (15) days after the notice given by ODRS. All costs and expenses of any such registration statement shall be paid by ODRS, other than sales commissions and the expenses of any separate legal counsel engaged by the Purchaser or the Founding Shareholders.

If the registration described above involves an underwritten offering, ODRS will not be required to register the Common Stock of the Purchaser or the Founding Shareholders in excess of the amount that the principal underwriter reasonably and in good faith recommends may be included in such offering (a “Cutback”), which recommendation, and supporting reasoning, shall be delivered to the Purchaser and the Founding Shareholders.  If such a Cutback occurs, the number of Shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner: (i) first, to ODRS for any securities it proposes to sell for its own account, (ii) second, to the holders of the Company’s Common Stock (or the shares of Common Stock issuable upon conversion of other securities of the Company) entitled to request inclusion in the registration statement, pro rata among the respective holders thereof on the basis of the number of shares for which each such requesting holder has requested registration.

The provisions of this Section 22 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

23. MISCELLANEOUS

23.1 Headings. Section headings are for convenience only and do not affect interpretation.

23.2 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original.

23.3 Assignment. Neither Party may assign this Agreement or its rights hereunder except with the written consent of the other Party.

23.4 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

23.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 23.5):

If to the Company:

Outdoor Specialty Products, Inc.

Attention: Kirk Blosch, President

3842 Quail Hollow Drive

Salt Lake City, UT 84109

Email: kblosch@netscape.net

If to the Purchaser:

Quantum Qualified Opportunity Fund, LLC

30 N Gould St., Ste R

Sheridan, WY 82801

Email: danzik@QQQQ.energy

23.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

23.7 Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

23.8 Resolutions. Attached hereto as Exhibit G are copies of the resolutions of the boards of directors of ODRS and Purchaser authorizing and approving this Agreement and the transactions contemplated hereby.

[Signatures appear on the following page]

SIGNATURES

IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed by their respective duly authorized officers as of the Effective Date written above.

OUTDOOR SPECIALTY PRODUCTS, INC.		QUANTUM QUALIFIED OPPORTUNITY FUND, LLC

By:	/s/ Kirk Blosch	By:	/s/ Dennis M. Danzik
Name: Kirk Blosch		Name: Dennis M. Danzik
Title: President		Title: Authorized Signatory
Date: October 22, 2026		Date: October 22, 2026

SCHEDULE I CONSIDERATION, CLOSING CAPITALIZATION AND NOTE PAYOFFS

EXHIBIT A - EXPENSE REIMBURSEMENT AGREEMENT

EXHIBIT B – IRREVOCABLE TRANSFER INSTRUCTIONS

EXHIBIT C – CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

EXHIBIT D – CONSULTING AGREEMENT WITH KIRK BLOSCH

EXHIBIT E – FORM OF INDEMNIFICATION AGREEMENT WITH KIRK BLOSCH

EXHIBIT F – FORM OF INDEMNIFICATION AGREEMENT WITH NEW DIRECTORS

EXHIBIT G - CORPORATE RESOLUTIONS AND CHANGE-OF-CONTROL ACTIONS

Schedule I

(To be updated effective as of the Closing Date)

A.Capitalization

Actions Taken at Closing

Shares of Common Stock outstanding immediately prior to Closing	5,284,318
Shares of Common Stock cancelled	(4,000,000)
Shares of Common Stock issued to Purchaser	24,402,042
Shares of Series A Preferred Stock issued to Founding Stockholders	100

ODRS Issued and Outstanding Shares following Closing

Common Stock
Founding Shareholders	1,000,000 Shares	3.89%
Public Shareholders	284,318 Shares	0.11%
Purchaser	24,402,042 Shares	95.00%
TOTAL	25,686,360 Shares	100.00%

Series A Preferred Stock
Kirk Blosch	85 Shares	85.00%
Ed Bailey	15 Shares	15.00%
TOTAL	100 Shares	100.00%

B.Pay Off of Revolving of Blosch Note and Bailey Note

Balances as of June 30, 2026

Name	Principal Amount	Accrued Interest	Total
Kirk Blosch	$192,923	$18,250	$211,173
Ed Bailey	$33,869	$2,966	$36,835
TOTAL	$226,792	$21,216	$248,008

Balances as of October 23, 2026

Name	Principal Amount	Accrued Interest	Total
Kirk Blosch	$194,923	$20,398	$215,321
Ed Bailey	$33,869	$3,339	$37,208
TOTAL	$228,792	$23,737	$252,529